Exhibit 1.1

Idaho Power Company

First Mortgage Bonds,

Secured Medium-Term Notes, Series I

TERMS AGREEMENT

April 10, 2012

Idaho Power Company

1221 W. Idaho St.

Boise, Idaho 83702-5627

Attention: Mr. Steven R. Keen

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated June 17, 2010, as amended on February 23, 2011, between each of BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC and you, each of the undersigned agrees, severally and not jointly, to purchase the respective principal amount of 2.95% First Mortgage Bonds due 2022 (the “Notes”) of Idaho Power Company set forth opposite its name below having the terms indicated below:

Name	Principal Amount of Notes

J.P. Morgan Securities LLC	$20,625,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,750,000

Wells Fargo Securities, LLC	18,750,000

Mitsubishi UFJ Securities (USA), Inc.	5,625,000

KeyBanc Capital Markets Inc.	3,750,000

RBC Capital Markets, LLC	3,750,000

U.S. Bancorp Investments, Inc.	3,750,000

Total	$75,000,000

Identification of Notes:	The Notes shall be designated 2.95% First Mortgage Bonds due 2022

Aggregate Principal Amount:	$75,000,000

Issue Date:	April 13, 2012

Original Interest Accrual Date:	April 13, 2012

Interest Rate:	2.95% per annum

Maturity Date:	April 1, 2022

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2012

Regular Record Dates:	March 15 and September 15

Discount or Commission:	0.625% of Principal Amount

Purchase Price (Price to be paid to Idaho Power Company after discount or commission):	99.204% of Principal Amount

Price to Public:	99.829% of Principal Amount, plus accrued interest from the Issue Date

Purchase Date (Closing Date):	April 13, 2012

Applicable Time:	April 10, 2012 at 3:45 p.m. Eastern Daylight Time

Place for Delivery of Notes and Payment Therefor:	Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, WA 98101

Method of Payment:	Wire transfer of immediately available funds as set forth in the Procedures attached to the Agreement

Redemption Provisions, if any:	See “Optional Redemption” below

Pricing Disclosure Package:	See Annex I and Annex II. The “Final Term Sheet” referred to in the Agreement and this Terms Agreement shall mean, with respect to the Notes, the final term sheet, dated April 10, 2012, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

Modification, if any, in the requirements to deliver the documents specified in Section 6(b) of the Agreement:	The undersigned shall have received the documents specified in Section 6(b)(i), (ii), (iii) and (iv) of the Agreement, each dated as of the Closing Date

Period during which additional Notes may not be sold pursuant to Section 4(l) of the Agreement:	30 days (except for the 4.30% First Mortgage Bonds due 2042 being offered concurrently with the Notes)

Syndicate Provisions

If any one or more of the undersigned shall fail to purchase and pay for any of the Notes agreed to be purchased by it hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Terms Agreement, the remaining of the undersigned shall be obligated severally to take up and pay for (in the respective proportions which the amounts of Notes set forth opposite its or their name above bears to the aggregate amount of Notes set forth opposite the names of all the remaining undersigned above) the Notes which the defaulting undersigned agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Notes which it or they agreed but failed to purchase shall exceed 10% of the aggregate amount of Notes, the remaining of the undersigned shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if they do not purchase any of the Notes within 36 hours after such default, the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties reasonably satisfactory to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC to purchase the Notes. If the Company fails to procure another party to purchase the Notes within such period, this Terms Agreement will terminate without liability to any nondefaulting undersigned except as provided in Section 10 of the Agreement. In the event of any default as described herein, the Closing Date shall be postponed for such period, not exceeding five (5) business days, as J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC shall determine in order that the required changes in the pricing supplement or in any other documents or arrangements may be effected. Nothing contained in this Terms Agreement shall relieve any of the undersigned that shall default of any liability for damages occasioned by such default.

Optional Redemption

The Company may, at its option, redeem the Notes, in whole at any time, or in part from time to time, prior to the maturity date, as follows:

•	Prior to January 1, 2022, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, and

•

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal on the Notes to be redeemed and interest thereon (not including any portion of payments of interest accrued as of the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points,

•	On or after January 1, 2022, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed,

plus in any case interest accrued and unpaid on the principal amount of the Notes to be redeemed to the date fixed for redemption.

The Company will mail notice of any redemption at least 30 days before the date fixed for redemption to each holder of the Notes to be redeemed.

“Treasury Rate” means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any date fixed for redemption, (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such date, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all the quotations received.

“Independent Investment Banker” means any one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Company.

This Terms Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used in this Terms Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed an original, but all such respective counterparts shall together constitute one and the same instrument.

J.P. MORGAN SECURITIES LLC		MITSUBISHI UFJ SECURITIES (USA), INC.

By:	/s/ Robert Bottamedi	By:	/s/ Spenser Huston
Name:	Robert Bottamedi	Name:	Spenser Huston
Title:	Vice President	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED		RBC CAPITAL MARKETS, LLC

By:	/s/ Shawn Cepeda	By:	/s/ Scott G. Primrose
Name:	Shawn Cepeda	Name:	Scott G. Primrose
Title:	Managing Director	Title:	Authorized Signatory

WELLS FARGO SECURITIES, LLC		U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Carolyn Hurley	By:	/s/ Craig Anderson
Name:	Carolyn Hurley	Name:	Craig Anderson
Title:	Director	Title:	Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Ryan Pirnat
Name:	Ryan Pirnat
Title:	Managing Director

Accepted:

IDAHO POWER COMPANY

By:	/s/ Steven R. Keen
Name:	Steven R. Keen
Title:	Senior Vice President — Finance and Treasurer

ANNEX I

Documents included in the Pricing Disclosure Package

1.	Prospectus, dated May 25, 2010, for $500,000,000 Idaho Power Company First Mortgage Bonds and Debt Securities.

2.	Prospectus Supplement, dated June 17, 2010, for $500,000,000 Principal Amount of First Mortgage Bonds, Secured Medium-Term Notes, Series I, of Idaho Power Company including all documents incorporated therein as of the Applicable Time.

3.	Final Term Sheet, dated April 10, 2012, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

ANNEX II

April 10, 2012

Form of Final Term Sheet

[    ]% First Mortgage Bonds due [    ]

Secured Medium-Term Notes, Series I

IDAHO POWER COMPANY

Issuer:	Interest Payment Dates:
Trade Date:	Redemption:
Original Issue Date/Settlement Date:	Maturity Date:
Principal Amount:	CUSIP:
Price to Public:	Purchasers:
Purchasers’ Discount:
Proceeds to the Company:
Interest Rate:
Anticipated Ratings:*
Anticipated Use of Proceeds:

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, or Wells Fargo Securities, LLC, toll free at 1-800-326-5897.